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                                                                    EXHIBIT 3.03
                        CERTIFICATE OF AMENDMENT OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        PACIFICARE HEALTH SYSTEMS, INC.

     PACIFICARE HEALTH SYSTEMS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly held on April 24, 2003, adopted a resolution proposing and declaring advisable an amendment (the "Amendment") to the Corporation's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") and directed that such proposed Amendment be submitted for the consideration of the Corporation's stockholders at the next annual meeting thereof. The proposed Amendment is as follows:

     1. Article VI of the Amended and Restated Certificate shall be deleted in its entirety and amended to read as follows:

         A. Directors shall be elected for a one-year term at each annual meeting of stockholders, but in no case shall a decrease in the number of authorized Directors shorten the term of any incumbent Director. A Director shall hold office until the next annual meeting and shall serve until his successor is elected and qualified or until his earlier death, resignation or removal.

         B. Should a vacancy occur or in the event of an increase in the authorized number of Directors, the Directors then in office (even though less than a quorum) may fill the vacancy for the remaining term of the vacant or newly created Directorship.

     2. Article VII Paragraph A of the Amended and Restated Certificate shall be amended by deleting the following phrase ", considered for purposes of this Article as one class," from the third (3rd) line of Paragraph A.

     3. Article IX of the Amended and Restated Certificate shall be deleted in its entirety and amended to read as follows:

         The liability of Directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. Any repeal or modification of this Article IX or the adoption of any provision of the Certificate of Incorporation inconsistent with this
         Article IX shall be prospective and shall not affect the rights under this Article IX at the time of the alleged occurrence of any action or omission to act giving rise to liability.
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     SECOND:  That thereafter, at the annual meeting of stockholders of the
Corporation duly held on June 12, 2003, upon notice and in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the Amendment.

     THIRD: That the Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 18th day of June 2003.

                                                 PACIFICARE HEALTH SYSTEMS, INC.




                                              By:
                                                 ----------------------------
                                                  Joseph S. Konowiecki
                                                  Executive Vice President,
                                                  General Counsel and Secretary